Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q4 AND FULL YEAR RESULTS

Q4 NET SALES AND EPS EXCEED OUTLOOK

FULL YEAR NET SALES +12.3% (+9.6% ORGANIC SALES GROWTH)

2021 ADJUSTED EPS OUTLOOK: $3.00-$3.06 +6-8%¹

ANNOUNCES 5.2% DIVIDEND INCREASE

2020 Fourth Quarter Results	2020 Full Year Results
•Net Sales growth +13.2%: Domestic +13.8%, Int’l +16.2%	•Net Sales growth +12.3%; Organic +9.6%
•Organic sales +10.8%: Domestic +11.0%, Int’l +14.9% •EPS growth +1.7%; Adjusted -3.6%	•EPS: $3.12 (+27.9%), Adjusted $2.83 (+14.6%) •Cash from operations $990.3 million, +14.6%

EWING, NJ, JANUARY 29, 2021 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported full year 2020 EPS increased 27.9% to $3.12 per share.  Adjusted EPS, which excludes a positive acquisition related earn-out adjustment, grew 14.6% to $2.83, exceeding the Company’s outlook of 13%.²

Full year net sales grew 12.3% to $4,895.8 million.  The Company continues to experience a significant increase in consumer demand for many of its products, primarily in response to the COVID-19 pandemic.  Volume growth was driven by higher consumption.  Organic sales grew 9.6% driven by volume growth of 8.1% and positive product mix and pricing of 1.5%.

Reported Q4 net sales were $1,295.3 million, a $151.1 million or 13.2% increase.  Organic sales growth of 10.8% exceeded the Company’s outlook of 8% driven by volume growth of 10.3% and positive price and product mix of 0.5%.  Reported EPS was $0.59 per share, a 1.7% increase.  Adjusted EPS of $0.53, which excludes an acquisition related earn-out adjustment, exceeded the Company’s $0.50-$0.52 outlook.²  EPS was impacted by higher marketing costs and awards to the Company’s employees in recognition of their dedication throughout the pandemic, primarily to manufacturing and distribution center workers.  Revenue growth, gross margin (excluding the recognition award), and cash from operations all exceeded the Company’s expectations.

Matthew Farrell, Chief Executive Officer, commented, “In this unusual time, our focus has been and remains on the safety of our employees, meeting the needs of our customers and consumers, and ensuring our brands are even stronger moving forward.  I’d like to recognize all Church & Dwight employees around the world for their dedication to keeping our Company going during the pandemic, especially our manufacturing and distribution employees and lab technicians who are in our facilities every day.

“2020 was an extraordinarily strong year for Church & Dwight.  Both our household and personal care businesses delivered exceptional volume growth as consumers and retailers focused on core essentials.  Our brands once again experienced strong consumption in Q4, which continued in January.  Shipments are aligned with consumption.  The pandemic drove double-digit consumption growth in many domestic categories, especially gummy vitamins, pregnancy test kits, and baking soda.  Consumption of water flossers was positive in Q4, after experiencing double-digit declines earlier in the year. We remain focused on generating results both in the short and long term.  Our strong results in 2020 enabled us to continue to invest in capacity and capabilities.  As in years past, these actions help the Company enter the coming year with momentum.  Specifically, we invested in higher marketing spending, surge capacity in manufacturing, R&D, new product development, consumer research, digital advertising, and predictive analytics. Online sales as a percentage of total sales topped 14% of sales in Q4 and 13% for full year 2020 compared to 8% in 2019.

“The International business had a strong quarter despite the global COVID-19 pandemic, with extremely strong and broad-based consumption increases across many countries and brands.  Specialty Products sales in Q4 contracted primarily in the non-dairy segment.”

Fourth Quarter Review

Consumer Domestic net sales were $990.9 million, a $120.1 million or 13.8% increase driven by household and personal care sales growth and acquisitions.  Organic sales increased 11.0% due to higher volume (+10.5%) and positive price and product mix (+0.5%).  Growth was led by VITAFUSION® and L’IL CRITTERS® gummy vitamins, ARM & HAMMER® liquid laundry detergent, WATERPIK® oral care products, OXICLEAN® stain fighter powder, ARM & HAMMER® clumping cat litter and baking soda, VIVISCAL® hair thinning, and KABOOM® bathroom cleaners.

Consumer International net sales were $228.5 million, a $31.9 million or a 16.2% increase, primarily driven by the Global Markets Group.  Organic sales increased 14.9% due to higher volume (+14.7%) and positive price and product mix (+0.2%).  Organic sales were driven primarily by WATERPIK, VITAFUSION, OXICLEAN, and NAIR® in the Global Markets Group, FLAWLESS® and WATERPIK in Australia, WATERPIK, FLAWLESS, and ANUSOL® in the U.K., and ARM & HAMMER liquid laundry detergent and clumping cat litter, and FLAWLESS women’s hair removal in Canada.

Specialty Products net sales were $75.9 million, a $0.9 million or a 1.2% decrease.  Organic sales decreased primarily due to lower volume (-2.5%), partially offset by higher pricing (+1.3%).  While volumes decreased year over year, quarterly demand in the dairy industry improved sequentially with stable milk prices.

Gross margin decreased 280 basis points to 43.0% due to the impact of higher manufacturing costs primarily related to outsourcing, COVID-19 pandemic related expenses, awards to supply chain employees for their dedication during COVID-19, and higher tariffs.

Marketing expense was $201.6 million, an increase of $39.0 million or 24.0%.  Marketing expense as a percentage of net sales increased 140 basis points to 15.6%.  Q4 was the highest quarter of the year for marketing spending as we took the opportunity to invest behind our brands.

Selling, general, and administrative expense (SG&A) was $165.2 million or 12.8% of net sales on a reported basis, a 170 basis point decrease.  Adjusted SG&A decreased 70 basis points as sales growth outpaced investments.²

Income from Operations was $190.6 million or 14.6% of net sales.  Adjusted Income from Operations was $168.6 million or 13.0% of net sales.²

Other Expense of $13.7 million declined slightly due to lower interest expense resulting from lower average debt outstanding.

The effective tax rate was 15.1% compared to 18.7% in 2019, a decrease of 360 basis points which includes a planned tax settlement and higher stock option exercises.  The full year rate was 19.3%.

Operating Cash Flow

For the full year 2020, cash from operating activities increased 14.6% to $990.3 million, a $125.8 million increase from the prior year due to higher cash earnings and an improvement in working capital.  Capital expenditures for the full year were $98.9 million, a $25.2 million increase from the prior year to support production capacity related to increased demand.

At December 31, 2020, cash on hand was $183.1 million, while total debt was $2,163.9 million.

5.2% Dividend Increase and Share Repurchase

The Company’s Board of Directors declared a 5.2% increase in the regular quarterly dividend from $0.24 to $0.2525 per share, equivalent to an annual dividend of $1.01 per share.  This raises the annual dividend payout from $237 million to approximately $250 million.  The quarterly dividend will be payable March 1, 2021 to stockholders of record at the close of business on February 16, 2021.  This is the 25th consecutive year in which the Company has increased the dividend.  The Company has paid a regular consecutive quarterly dividend for 120 years.  In addition, as part of the Evergreen Share Repurchase Program, in December 2020, the Company entered an accelerated share repurchase contract with a commercial bank to purchase $300 million of the Company’s common stock. The Company paid $300 million to the bank, inclusive of fees, and received an initial delivery of approximately 3.1 million shares, which reduced the Company’s shares outstanding. The Company used cash on hand and short-term borrowings to fund the initial purchase price. The total amount of shares to be ultimately delivered by the bank will be determined by the average price per share paid by the bank during the purchase period, which is expected to end during Q1 of 2021.

Mr. Farrell commented, “This action reflects the Company’s desire for stockholders to benefit from our strong cash generation and is an indication of our confidence in the continuation of the Company’s strong performance.  The Company expects to continue to generate significant cash flow.  Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to continue to pursue acquisitions.”

2021 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth and meet consumer’s needs, we are pleased to announce our 2021 new product launches.

“In the household products portfolio, we are introducing OXICLEAN Laundry and Home Sanitizer.  It is the first and only sanitizing product, that consumers add directly to the washing machine with their regular detergent, that not only boosts stain fighting performance it also eliminates 99.9% of bacteria and viruses. The product is also designed for cleaning throughout the house on a variety of surfaces for a germ-free clean.

“In the personal care portfolio, VITAFUSION has launched VITAFUSION POWER ZINC™, Elderberry gummies in both adult and kids’ variants, and Super Immune Support to capitalize on increased consumer interest in immunity.  WATERPIK is launching WATERPIK ION, a water flosser which is 30% smaller and contains a lithium ion battery that lasts up to four weeks with a single charge and is specifically designed for smaller bathroom spaces with limited counter space and electric outlets. In addition, to capitalize on its success, WATERPIK SONIC-FUSION®, the world’s first flossing toothbrush, will be upgraded with SONIC-FUSION 2.0, with two brush head sizes and two brush speeds. FLAWLESS is capitalizing on the At-Home Beauty and self-care trends with a facial cleanser, a full body exfoliator for head-to-toe rejuvenating spa-like experience in the shower, and mani-pedi nail and foot care solutions.  Finally, VIVISCAL is launching Hair Therapy, a powder supplement packaged in convenient, on-the-go sachets that is formulated to support hair health.”

Outlook for 2021

Mr. Farrell stated, “We had an extraordinary 2020 and delivered 15% adjusted earnings growth.  We expect 2021 to be another strong year with adjusted EPS of $3.00 to $3.06, an increase of 6-8%, driven by operating income growth.¹  This reflects continued strong business performance in-line with our Evergreen model.”

Mr. Farrell continued, “We expect full year 2021 reported sales growth to be approximately 4.5% and organic sales growth to be approximately 3% after posting almost 10% organic growth in 2020.   In 2021, we expect several categories to remain at elevated consumption levels, including gummy vitamins, laundry additives, hair growth supplements, and cat litter.  With respect to gummy vitamins, household penetration is increasing and existing households are consuming more vitamins.  We continue to supplement our existing gummy manufacturing capacity with third party support to meet demand.

“We expect modest growth from the laundry category in 2021.  Dry shampoo, condoms, and women’s grooming are expected to improve with increased consumer mobility.  We expect growth in water flossers in 2021 due to the wellness trend and as higher traffic returns to dental offices.  Other categories are expected to pull back from 2020 highs, such as baking soda, toothache, and pregnancy kits.  Additionally, we have confidence in 2021 as we have compelling new product launches in many categories to help drive growth.  Investments in our International business continue to pay off, particularly in our Global Markets Group.  Finally, our Specialty Products business is also expected to have a strong year driven by a more balanced dairy and non-dairy business.

“We expect full year reported gross margin to be up 50 basis points, with improvement weighted to the back half of 2021 (first half -50 bps, second half +150 bps). We expect inflation and tariffs to be offset by productivity, a reduction in COVID-19 incremental costs, and trade promotional efficiency. Marketing spend in dollars is expected to increase in 2021, but decline as a percentage of sales by 30 basis points as we return to pre-pandemic levels.  We expect SG&A as a percentage of sales to improve by 20 basis points.  As a result of these improvements, we expect adjusted operating profit margin expansion of 100 basis points, which exceeds our Evergreen model of +50 basis points.¹  The 2021 effective tax rate is expected to be approximately 21-22%.  Cash flow from operations is expected to be approximately $1 billion.  We expect FLAWLESS and ZICAM to be fully integrated by the end of 2021 and we continue to pursue accretive acquisitions that meet our strict criteria.

“For Q1, we expect reported sales growth of approximately 3.0%, organic sales growth of approximately 2.0%, gross margin contraction as we lap artificially low promotional levels, and adjusted EPS of $0.80 per share, a 4% decrease over last year’s adjusted Q1 EPS.¹  Our Q1 EPS outlook includes higher marketing dollars versus a year ago to support our new product launches.”

¹ This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS and adjusted operating margin to reported operating margin, the most directly comparable GAAP financial measures, expected for 2021 or the first quarter of 2021, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the changes in the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis or on an annual basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

² See non-GAAP reporting reconciliations.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss fourth quarter and year end 2020 results on January 29, 2021 at 10:00 a.m. (ET).  The presentation will broadcast online at investor.churchdwight.com/investors/news-events. Click on Church & Dwight Co., Inc. Analyst Day 2021 to register for the webcast.  For “listen only”, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 3264654.  A replay will be available two hours after the call and until February 5, 2021 at 855-859-2056 using the same access code.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, FLAWLESS®, and ZICAM®.  These thirteen key brands represent approximately 80% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2019 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2019 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2019-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from nationwide or local or regional outbreaks or increases in infections and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2020	2019	2020	2019
Net Sales	$1,295.3	$1,144.2	$4,895.8	$4,357.7
Cost of sales	737.9	620.2	2,681.6	2,373.7
Gross Profit	557.4	524.0	2,214.2	1,984.0
Marketing expenses	201.6	162.6	591.2	515.0
Selling, general and administrative expenses	165.2	166.2	593.3	628.8
Income from Operations	190.6	195.2	1,029.7	840.2
Equity in earnings of affiliates	1.2	1.1	6.7	6.6
Other income (expense), net	(14.9)	(18.6)	(62.6)	(73.1)
Income before Income Taxes	176.9	177.7	973.8	773.7
Income taxes	26.7	33.3	187.9	157.8
Net Income	$150.2	$144.4	$785.9	$615.9
Net Income per share - Basic	$0.61	$0.59	$3.18	$2.50
Net Income per share - Diluted	$0.59	$0.58	$3.12	$2.44
Dividends per share	$0.24	$0.23	$0.96	$0.91
Weighted average shares outstanding - Basic	247.9	245.3	246.8	246.2
Weighted average shares outstanding - Diluted	253.0	250.8	252.2	252.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2020	Dec. 31, 2019
Assets
Current Assets
Cash and Cash Equivalents	$183.1	$155.7
Accounts Receivable	398.8	356.4
Inventories	495.4	417.4
Other Current Assets	35.1	26.9
Total Current Assets	1,112.4	956.4
Property, Plant and Equipment (Net)	612.8	573.0
Equity Investment in Affiliates	9.1	9.7
Trade Names and Other Intangibles	3,110.2	2,750.0
Goodwill	2,229.6	2,079.5
Other Long-Term Assets	340.4	288.8
Total Assets	$7,414.5	$6,657.4
Liabilities and Stockholders’ Equity
Short-Term Debt	$351.4	$252.9
Other Current Liabilities	1,037.2	839.4
Total Current Liabilities	1,388.6	1,092.3
Long-Term Debt	1,812.5	1,810.2
Other Long-Term Liabilities	1,193.0	1,087.1
Stockholders’ Equity	3,020.4	2,667.8
Total Liabilities and Stockholders’ Equity	$7,414.5	$6,657.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2020	2019

Net Income	$785.9	$615.9

Depreciation and amortization	189.7	176.4
Change in fair value of business acquisition liabilities	(93.7)	1.3
Deferred income taxes	25.7	5.6
Non-cash compensation	21.5	20.8
Gain on sale of assets	(3.0)	-
Other	4.9	12.6
Subtotal	931.0	832.6

Changes in assets and liabilities:
Accounts receivable	(13.4)	(9.2)
Inventories	(61.9)	(33.8)
Other current assets	(10.2)	4.9
Accounts payable and accrued expenses	168.0	72.8
Income taxes payable	12.2	3.4
Other	(35.4)	(6.2)
Net cash from operating activities	990.3	864.5

Capital expenditures	(98.9)	(73.7)
Acquisition	(512.7)	(475.0)
Proceeds from sale of assets	7.0	-
Other	(3.5)	(4.8)
Net cash (used in) investing activities	(608.1)	(553.5)

Net change in long-term debt	-	(300.0)
Net change in short-term debt	99.0	251.0
Payment of cash dividends	(237.3)	(224.1)
Proceeds from stock option exercises	93.0	52.8
Purchase of treasury stock	(300.0)	(250.0)
Payment of business acquisition liabilities	(14.5)	-
Deferred financing and other	(0.3)	(2.6)
Net cash (used in) financing activities	(360.1)	(472.9)

F/X impact on cash	5.3	0.9

Net change in cash and cash equivalents	$27.4	$(161.0)

2020 and 2019 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2020	12/31/2019	Change
Household Products	$498.1	$450.6	10.5%
Personal Care Products	492.8	420.2	17.3%
Consumer Domestic	$990.9	$870.8	13.8%
Consumer International	228.5	196.6	16.2%
Total Consumer Net Sales	$1,219.4	$1,067.4	14.2%
Specialty Products Division	75.9	76.8	-1.2%
Total Net Sales	$1,295.3	$1,144.2	13.2%

	Twelve Months Ended		Percent
	12/31/2020	12/31/2019	Change
Household Products	$2,038.5	$1,821.7	11.9%
Personal Care Products	1,729.1	1,480.9	16.8%
Consumer Domestic	$3,767.6	$3,302.6	14.1%
Consumer International	828.2	756.3	9.5%
Total Consumer Net Sales	$4,595.8	$4,058.9	13.2%
Specialty Products Division	300.0	298.8	0.4%
Total Net Sales	$4,895.8	$4,357.7	12.3%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	13.2%	14.2%	13.8%	16.2%	-1.2%
Less:
Acquisitions	2.2%	2.3%	2.8%	0.4%	0.0%
Add:
FX / Other	-0.3%	-0.3%	0.0%	-1.7%	0.0%
Divestitures	0.1%	0.1%	0.0%	0.8%	0.0%

Organic Sales Growth	10.8%	11.7%	11.0%	14.9%	-1.2%

	Twelve Months Ended 12/31/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	12.3%	13.2%	14.1%	9.5%	0.4%
Less:
Acquisitions	3.0%	3.3%	3.4%	3.0%	0.0%
Add:
FX / Other	0.1%	0.1%	0.0%	0.7%	0.0%
Divestitures	0.2%	0.3%	0.0%	1.4%	0.0%

Organic Sales Growth	9.6%	10.3%	10.7%	8.6%	0.4%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2020		For the quarter ended December 31, 2019		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$165.2	12.8%	$166.2	14.5%	-170	bps
Flawless Earn-Out Adjustment	22.0	1.6%	7.0	0.6%	100	bps
SG&A - Adjusted (non-GAAP)	$187.2	14.4%	$173.2	15.1%	-70	bps

	For the quarter ended December 31, 2020
Adjusted Income From Operations		% of NS
Income From Operations - Reported	$190.6	14.6%
Flawless Earn-Out Adjustment	-22.0	-1.6%
Income From Operations - Adjusted	$168.6	13.0%

	For the quarter ended December 31, 2020		For the quarter ended December 31, 2019		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.59		$0.58		1.7%
Flawless Earn-Out Adjustment	-0.06		-0.03		100.0%
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.53		$0.55		-3.6%

	For the year ended December 31, 2020		For the year ended December 31, 2019		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$3.12		$2.44		27.9%
Passport Earn-Out Reversal	-		-0.02
Brazil Loss on Sale	-		0.03
Flawless Earn-Out Adjustment	-0.28		0.02
Gain on Sale of International Brand	-0.01		-
Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.83		$2.47		14.6%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2021	December 31, 2021
Reported Sales Growth	3.0%	4.5%
Less: Acquisition	-1.1%	-1.6%
Add: FX / Other	0.1%	0.1%

Organic Sales Growth	2.0%	3.0%